Exhibit 99.1
PRESS RELEASE

Financial Contact:	Media Contact:
Robert A. Milligan	Kristen Armstrong
Chief Financial Officer	Executive Assistant to the CEO
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.998.3478	480.998.3478
RobertMilligan@htareit.com	KristenArmstrong@htareit.com

Healthcare Trust of America, Inc. Announces its Fourth Quarter Dividend

SCOTTSDALE, ARIZONA, October 25, 2018 - Healthcare Trust of America, Inc. (NYSE:HTA), the largest dedicated owner and operator of medical office buildings in the United States, announced today that its board of directors issued a quarterly dividend of $0.310 per share of common stock. This represents an annualized rate of $1.24 per share of common stock with an annualized yield of 4.66% based on HTA’s closing share price as of October 24, 2018. The dividend will be paid on January 9, 2019 to stockholders of record on January 2, 2019.

Additionally, the eligible holders of HTA’s operating partnership units (“OP Units”) will receive a quarterly OP Unit distribution, which is on par with HTA’s common stock dividend described above.

The amount of common stock dividends HTA pays to its stockholders is determined by HTA’s board of directors, at its discretion, and is dependent on a number of factors, including funds available for the payment of distributions, HTA’s financial condition, capital expenditure requirements and annual distribution requirements needed to maintain HTA’s status as a real estate investment trust under the Internal Revenue Code. HTA’s board of directors may reduce its dividend rate and HTA cannot guarantee the amount of dividends paid in the future, if any.

About HTA
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of medical office buildings in the United States, comprising approximately 23.2 million square feet of GLA, with $6.8 billion invested primarily in medical office buildings. HTA provides real estate infrastructure for the integrated delivery of healthcare services in highly-desirable locations. Investments are targeted to build critical mass in 20 to 25 leading gateway markets that generally have leading university and medical institutions which translates to superior demographics, high-quality graduates, intellectual talent and job growth. The strategic markets HTA invests in support a strong, long-term demand for quality medical office space. HTA utilizes an integrated asset management platform consisting of on-site leasing, property management, engineering and building services, and development capabilities to create complete, state of the art facilities in each market. This drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth and long-term value creation. Headquartered in Scottsdale, Arizona, HTA has developed a national brand with dedicated relationships at the local level.

Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that have outperformed the S&P 500 and US REIT indices. More information about HTA can be found on the Company’s Website (www.htareit.com), Facebook, LinkedIn and Twitter.

Forward-Looking Language
This press release contains certain forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about HTA, stockholder value and earnings growth.

The forward-looking statements included in this press release are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond HTA’s control. Although HTA believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, HTA’s actual results and performance could differ materially and in adverse ways from those set forth in the forward-looking statements. Factors which could have a material adverse effect on HTA’s operations and future prospects include, but are not limited to:

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•	economic fluctuations in certain states in which HTA’s property investments are geographically concentrated;

•	retention of HTA’s senior management team;

•	financial stability and solvency of HTA’s tenants;

•	supply and demand for operating properties in the market areas in which HTA operates;

•	HTA’s ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in HTA’s credit facilities;

•	changes in HTA’s credit ratings;

•	HTA’s ability to remain qualified as a REIT;

•	changes in accounting principles generally accepted in the United States of America, policies and guidelines applicable to REITs;

•	delays in liquidating defaulted mortgage loan investments; and

•	the risk factors set forth in HTA’s most recent Annual Report on Form 10-K and in HTA’s most recent Quarterly Reports on Form 10-Q.

Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, HTA undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, HTA.